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                                                                   Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-124396 of our report dated April 25, 2005 (June __, 2005 as to Note 13) related to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. (the "Company"), which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the uncertainty about the Company's ability to continue as a going concern, appearing in the prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

Chicago, Illinois

June __, 2005

The consolidated financial statements which are part of this Registration Statement give effect to a 3.97-for-one stock split of the Company's common stock, which is to be effected prior to the effective date of this Registration Statement. The above consent is in the form which will be signed by Deloitte & Touche LLP, an independent registered public accounting firm, upon consummation of the 3.97-for-one split of the Company's stock described in Note 13 to the consolidated financial statements and assuming that from April 25, 2005 to the date of such stock split, no other events have occurred that would affect the consolidated financial statements or notes thereto.

/s/ Deloitte & Touche LLP
Chicago, Illinois

June 28, 2005